Exhibit 99.2
PRESS RELEASE
HORIZON LINES, INC. ANNOUNCES CHANGES IN SENIOR MANAGEMENT
CHARLOTTE, N.C. (April 3, 2008) Horizon Lines, Inc. (NYSE: HRZ), the nation’s leading domestic ocean shipping and integrated logistics company, announced today the promotion of Michael T. Avara to the position of Senior Vice President and Chief Financial Officer.
Mr. Avara, 49, has a strong record of leading financial organizations having spent more than 20 years in various accounting and finance roles at CSX Corporation, Sea-Land Service Inc., and Horizon Lines. Since 1999, Mr. Avara has served as Controller for Sea-Land Service and CSX Lines, Assistant VP of Corporate Finance for CSX Corporation, and most recently as Vice President, Investor Relations and Treasurer of Horizon Lines. Mr. Avara also spent three years in public accounting with Coopers & Lybrand and is a certified public accountant. Mr. Avara received both a Master of Business Administration in Finance degree and Bachelor of Arts in Accounting from Loyola College in Baltimore, Maryland.
In his new role Mr. Avara will report to Charles G. Raymond, Chairman, President and Chief Executive Officer of the Corporation and will be a member of the Company’s Executive Committee.
Mr. Avara replaces M. Mark Urbania, who is departing Horizon Lines after four years of service as the Company’s Chief Financial Officer. Mr. Urbania had previously been employed in senior finance positions with several operating units of private equity investor groups and he is leaving the Company to pursue other opportunities in this area.
“Our Executive Committee and Board of Directors are pleased to have strong financial leadership at Horizon Lines that is appropriately prepared and able to manage through this change,” said Mr. Raymond, Horizon Lines’ Chief Executive Officer. “Mike Avara brings strong leadership skills and broad financial experience to his new role and I’m excited about the opportunity for Mike to take on this additional responsibility as our Chief Financial Officer. Mark Urbania has been a strong contributor to our solid performance as we emerged from private equity ownership to public company structure. We thank him for his many contributions and wish him every success in his new pursuits.”
About Horizon Lines
Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company comprised of two primary operating subsidiaries. Horizon Lines, LLC, operates a fleet of 21 U.S.-flag containerships and 5 port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. Horizon Logistics, LLC, offers customized logistics solutions to shippers from a suite of transportation and distribution management services designed by Aero Logistics, information technology developed by Horizon Services

Group and intermodal trucking and warehousing services provided by Sea-Logix. Horizon Lines, Inc. is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
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